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                                                                   Exhibit 10.22
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                          TERMINATION BENEFIT AGREEMENT

     THIS AGREEMENT, dated as of February 27, 1998, is among Pacer Infotec, Inc., a Massachusetts corporation ("Pacer'), IP Holding Co., a Delaware corporation (the "Company"), and Rudolph R. Koczera (the "Executive").

     WHEREAS, the Executive is a key executive of the Company, currently serving as Senior Vice President and Chief Financial Officer, and an integral part of its management. As one of the executives that report directly to a senior executive of the Company, the Executive is a member of a limited class of employees who are essential to the Company's success and whose departure or distraction would be a detriment to the Company and its shareholders.

     WHEREAS, Pacer is a party to a certain Merger Agreement (the "Merger Agreement") with Apollo Holding, Inc.

     WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its shareholders to provide the Executive with an employment termination benefit in keeping with like benefits provided by other, similar businesses, and to assure that the Company will have the continued dedication of the Executive.

     In consideration of the Executive's continued employment with the Company, and other good and valuable consideration, the parties hereby agree as follows:

     1. Definitions. The following terms as used in this Agreement shall have the following meanings:

     "Cause" shall have the meaning set forth in Section 3.03.

     "Commencement Date" shall mean the Closing Date as defined in the Merger Agreement.

     "Common Stock" shall mean the then outstanding common stock of the Company plus, for purposes of determining the stock ownership of any Person, the number of unissued shares of Common Stock which such Person has the right to acquire (whether such right is exercisable immediately or after a defined passage of time) upon the exercise of conversion rights, exchange rights, warrants or options or otherwise.

     "Good Reason" shall have the meaning set forth in Section 3.04.

     "Person" shall have the meaning used in Section 13(d) of the Exchange Act, as in effect on the date hereof.

     "Total Salary" shall mean, with respect to any fiscal year, the Executive's annual base salary for that fiscal year as provided in Section 3.01(b) hereof.

     2. Bonus and Benefit.

     2.01 Special Bonus - Loan. The Executive will be paid a bonus, within ten
(10) days of the Commencement Date, of an amount sufficient, after deduction of all normal payroll deductions, to pay to the Executive $6,500. Said bonus may be paid by cancellation of $6,500 owed by the
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Executive to the Company on a promissory note, or the Executive will immediately endorse the net bonus check to the Company to be applied against the unpaid balance of such note.

     2.02 Special Executive Supplemental Income Plan. Nothing herein shall be deemed to affect the Executive's rights under the Pacer existing Special Executive Supplemental Income Plan.

     2.03 Bonus. Executive will be paid a bonus of $35,000.00 by April 1, 1998, which bonus is in recognition of his performance in Pacer in 1997. Any subsequent bonuses may be paid from time to time in the sole discretion of the Company's Board of Directors.

     2.04 Executive Insurance. The Company will continue in force the Executive's special Executive Insurance policy, in accordance with the Pacer policy, and extend the same options for personal assumption of the policy by the Executive after termination or retirement.

     2.05 Stock Options. Executive shall be eligible to participate in any stock option plans made available to Company executives, subject to the discretion of the Company's Board of Directors in granting any options thereunder and to the terms of any such option plan.

     2.06 Car. The Company shall provide Executive a car in accordance with the Company's policies with respect to cars.

     3. Benefits Upon Termination of Employment.

     3.01 Severance Benefits.

          (a) Upon the termination of the Executive's employment either (i) by the Company without Cause (except termination pursuant to a mandatory retirement policy applied by the Company to substantially all of its senior executives), or (ii) by the Executive for Good Reason, the Company shall within thirty (30) days following the date on which the Executive's employment is terminated, pay to the Executive in a lump sum an amount equal to one hundred fifty percent (150%) of the Executive's Total Salary for the then current fiscal year, plus accrued vacation and a pro rata payment of any bonus granted and unpaid, reduced by any amount required to be withheld pursuant to Section 6 hereof. The Executive may elect, by notice to the Company within such thirty (30) days, to be paid not in a lump sum but in the same periodic manner as base salary has been paid, and in the same periodic amount, until the aggregate of such payments is equal to the lump sum to which the Executive would otherwise be entitled. If the Executive elects to receive such periodic payments, the Company shall continue the Executive's participation right in the Company's life, long-term disability, dental and health insurance plans while such periodic payments are being made (but not beyond the date the Executive acquires new, full-time employment).

     (b) For purposes of the Agreement, Executive's Total Salary shall be $165,000 for calendar year 1998, $180,000 for calendar years 1999 and 2000, or such greater amounts as may be approved from time to time by the Board of Directors of the Company in its sole discretion.

     3.02 Death or Disability. Anything herein to the contrary notwithstanding, the Company shall not be obligated to pay to the Executive the severance benefits provided for under Section 3.01 hereof if the Executive's employment is terminated by his death or disability, other than the benefits provided under
Section 3.01(a).

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     3.03 Cause. For purposes of this Agreement, "Cause" shall mean if the
Executive (i) fails or refuses to act in any material respect in accordance with the reasonable directions of the Board of Directors or Chief Executive Officer of the Company in a manner that would constitute an act of insubordination or is in continuing, willful, material breach of this Agreement; provided, however, that in such case the Company shall give Executive a Termination Notice specifying the directions the Executive failed to follow or the material breach of this Agreement, and the Executive shall have a reasonable period of time after the date of the notice to cure such action; (ii) has been convicted of a felony; or (iii) has committed any act of fraud, misappropriation of funds or embezzlement in connection with his employment. During the cure period referred to in subsection (i), the Board of Directors of the Company may cause the Company to suspend the employment of the Executive hereunder if the Executive's continued presence at the Company is deemed to have a potential negative effect on the Company as determined in good faith by the Board of Directors of the Company in its sole determination. If the Executive has not cured such action within the specified cure period, the employment of the Executive shall be terminated by the Company for Cause.

     If the Executive has not cured such action within any applicable cure period, the employment of the Executive shall be terminated by the Company for Cause.

     3.04 Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following undertaken without Executive's express written consent and not corrected by the Company within ten (10) business days after receipt of written notice from the Executive:

     (i) the assignment to the Executive of any material duties which are (A) inconsistent with his status as a senior executive officer of the Company and Pacer or (B) a substantial adverse alteration in the nature or status of his responsibilities from those in effect immediately prior to the assignment, provided that a change in Executive's title alone shall not constitute Good Reason hereunder;

     (ii) a reduction by the Company in his annual base salary as in effect at the time, or the failure to grant him salary increases and bonuses consistent with the Company's general practices for senior executives, except for (A) non-performance of his duties as duly documented and substantiated or (B) general reduction in salary to senior executives.

     (iii) the knowing failure of the Company to pay to Executive any portion of his current compensation or to pay any portion of an installment of deferred compensation under any deferred compensation program of the Company, within seven (7) days of the day any such compensation is due;

     (iv) the relocation of Executive's principal office, after the Commencement Date, to a location outside a 35 mile radius from its location on the Commencement Date, or the Company's requiring him to be based anywhere outside such 35 mile radius except for required travel on the Company's business to an extent substantially consistent with his present business travel patterns;

     (v) (A) the failure by the Company, other than because of a change in enabling legislation prohibiting the Executive from participating in such a plan, to continue him as a participant in all compensation, benefit and insurance plans maintained from time to time by the Company for its senior executives; (B) except as may be

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     consistent with the treatment of other senior executives of the Company, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive him of any material fringe benefit enjoyed by him at the time; or (C) the failure by the Company to provide him with the number of paid vacation days to which he is entitled at the time; or

     (vi) the failure of the Company to perform, in any material manner, its obligations to the Executive under this Agreement.

     3.05 Subsidiary Exception. Anything to the contrary notwithstanding, in no event shall a change in the Executive's title and/or position be considered a basis for termination for Good Reason for purposes of this Agreement if the change is made in connection with, and as a result of, the transfer of one or more lines of business into (or to the Company, out of) one or more subsidiaries or affiliates of the Company and the Executive's duties after the change are not substantially different from those that he performed prior to such change.

     3.06. Outplacement Assistance. Except when Executive is terminated for Cause, the Company will provide outplacement assistance, if requested by the Executive, using an outplacement firm of the Company's choosing, for nine months or until the outplacement firm's fees total $10,000, whichever occurs first. The nine-month period shall begin on the date the Executive requests outplacement assistance, but in any event not later than 30 days after the termination date.

     3.07 Personal Computer. Except when Executive is terminated for Cause, the Executive will retain his for his own use the Personal Computer assigned to him prior to termination, and this computer will be granted to him as a severance benefit.

     3.08 Voluntary Termination. If the Executive voluntarily terminates his employment with the Company, the Executive and the Company shall, in good faith, negotiate a termination package that recognizes the Executive's longevity, dedication and performance with Pacer and the Company. The Company will designate John C. Rennie, or in his absence or incapacity Sigmund H. Goldblum, as the Company representative to conduct these negotiations.

     4. No Duty to Mitigate Damages. The Executive's benefits under Sections 2 and 3 shall be considered severance pay in consideration of his past service and his continued service from the date of this Agreement, and his entitlement thereto shall neither be governed by any duty to mitigate his damages by seeking further employment nor offset by any compensation which he may receive from future employment.

     5. Other Severance Payments. The Executive's benefits under Sections 2 and 3 shall be in lieu of, and not in addition to, any other severance payments payable to the Executive upon the termination of his employment with the Company pursuant to any Company policies set forth now or at the time of the Executive's termination in the Company's Personnel Manual or other policy materials.

     6. Withholding. Anything to the contrary notwithstanding, all payments required to be made hereunder to the Executive by the Company shall be subject to the withholding of such amounts, if any, at the time of payment thereof, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

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     7. Term of Agreement. The term of this Agreement shall commence on the date hereof and continue until the close of business on the last business day of the 36th calendar month following the effective date of the Company's merger pursuant to the Merger Agreement; provided, however, that the Executive's obligations under Sections 11.01, 11.02, 11.03 and 11.04 shall continue indefinitely, or for the lesser period recited in any such Sections.

     8. Continued Employment. This Agreement shall not give the Executive any right of continued employment or any right to compensation or benefits from the Company or any subsidiary except the right specifically stated herein to certain severance and other benefits, and shall not limit the Company's right to change the terms of or to terminate the Executive's employment, with or without Cause, at any time, except as may be otherwise provided in a written employment agreement, if any, between the Company and the Executive.

     9. Notices. All notices shall be in writing and shall be deemed given five days after mailing in the continental United States by registered or certified mail, or upon personal receipt after delivery, telex, telecopy or telegram, to the party entitled thereto at the address stated below or to such changed address as the addressee may have given by a similar notice:

          To the Company:        Pacer Infotec, Inc.
                                 do IP Holding Co.
                                 23 Fourth Avenue
                                 Burlington,MA 01803
                                 Attn.: President

          To the Executive:      At his home address,
                                 as last shown on the
                                 records of the Company

     10. Severability. In the event that any provision of this Agreement shall be determined to be invalid or unenforceable, such provision shall be enforceable in any other jurisdiction in which valid and enforceable and in any event the remaining provisions shall remain in full force and effect to the fullest extent permitted by law.

     11. Confidentiality, Non-Competition/Non-Solicitation.

     11.01 Additional Information. The Executive will, upon reasonable notice during or after this employment by the Company, furnish information as may be in his possession and cooperate with the Company as may be requested in connection with any claims or legal actions in which the Company is or may become a party.

     11.02 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company and its affiliates is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties. The Executive will not during his employment by the Company or thereafter, except to the extent reasonably necessary in performance of his duties as an employee of the Company, give to any person, firm, association or corporation any information concerning the affairs, business, clients, customers or other relationships of the Company or its affiliates except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, documents and

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information, whether stored or maintained electronically or on paper, relating to the business of the Company or its affiliates, whether made by the Executive or otherwise coming into his possession, are confidential and will remain the property of the Company.

     11.03 Non-Competition

     (a) In consideration of this Agreement and any termination benefits which may be payable hereunder, the Executive agrees that so long as he shall be employed by the Company and for a period of two (2) years thereafter (the "Term"), without the prior written consent of the Company or its affiliates, the Executive shall not directly or indirectly, compete with the Company, either as principal, manager, agent, consultant, officer, director, partner, greater than one-half of one percent (.5%) investor or holder of any class or series of equity securities, lender or employee or in any other capacity with respect to:

          (i) any Products, contracts, projects in effect, or recompetitions of contracts or projects in effect at the time of Executive's termination for which Executive had a direct or indirect management responsibility or had knowledge thereof;

          (ii) any proposals made or expected to be made within six (6) months after termination, in each case for which, the Executive had a direct or indirect management responsibility or had detailed knowledge thereof.

     For purposes of this Section 11.03(a), a person shall be deemed to have indirect management responsibility with respect to a contract or project if such project or contract was the primary responsibility of the division of the Company by which he was employed. A President or Chief Executive Officer shall be deemed to have indirect responsibility with respect to all projects and contracts.

     (b) The term "Products" means products sold under standard purchase orders or license agreements by the Company or its affiliates.

     11.04. Non-Solicitation. In consideration of this Agreement and any termination benefits which may be payable hereunder, the Executive agrees that during the Term, and for one (1) year thereafter, without the prior written consent of the Company, the Executive shall not: (i) solicit, employ or otherwise engage, or assist in the solicitation, employment or engagement as an employee, independent consultant or otherwise, any person who is an employee of the Company or any Company affiliate while the Executive continues to be employed by the Company or was an employee of the Company or any Company affiliate during the 18 months prior to Executive's termination, or in any manner induce or attempt to induce any employee of the Company or Company affiliate to terminate his or her employment with the Company or Company affiliate; or (ii) tortiously interfere with the relationship of the Company or Company affiliate with any person, including any person, who at any time during Executive's employment with the Company or any Company affiliate was an employee, a customer, a vendor, a supplier or a consultant of, or to, the Company.

     11.05 Remedy For Breach. Executive hereby acknowledges that in the event of any breach or threatened breach by Executive of any of the provisions of this Agreement, the Company would have no adequate remedy at law and could, suffer substantial and irreparable damage. Accordingly, Executive hereby agrees that, in such event, the Company shall be entitled, without the necessity of proving damages or posting-bond and, in addition, notwithstanding any election by the Company to claim damages, to obtain a temporary and/or permanent injunction to restrain any

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such beach or threatened breach or to obtain specific performance of any such provisions, all without prejudice to any and all other remedies which the Company may have at law or in equity.

     12. General Provisions.

     12.01 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and be enforceable by the Executive's personal or legal representatives or successors. If the Executive dies while any amounts would still be payable to him hereunder, benefits would still be provided to his family hereunder or rights would still be exercisable by him hereunder if he had continued to live, such amounts shall be paid to the Executive's estate, such benefits shall be provided to the Executive's family and such rights shall remain exercisable by the Executive's estate in accordance with the terms of this Agreement. This Agreement shall not otherwise be assignable by the Executive.

     12.02 Subsidiaries, Successors and Assigns. This Agreement shall inure to and be binding upon the Company's subsidiaries, successors and assigns. The Company will require any of its subsidiaries (whether now in existence or formed in the future) to consent to the terms of this Agreement and agree to be bound hereunder if the Executive's employment is transferred to such subsidiary. The Company will require any successor or assign to all or substantially all of the business and/or assets of the Company by sale, merger (where the Company is not the surviving corporation), lease or otherwise to consent to the terms hereof and agree to be bound hereunder. If the Company shall not obtain such consent prior to the effective date of any such succession or assignment, the Executive shall have all rights resulting from termination by the Executive for Good Reason under this Agreement. This Agreement shall not otherwise be assignable by the Company.

     12.03 Amendment or Modification; Waiver. This Agreement may not be amended unless agreed to in writing by the Executive and the Company. No waiver by either party of any breach of this Agreement shall be deemed a waiver of a subsequent breach.

     12.04 Titles. No provision of this Agreement is to be construed by reference to the title of any section.

     12.05 Arbitration. Except as set forth in Section 11.05 above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

     12.06 Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

     12.07 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be construed in such a way as to make such term or provision valid and enforceable to the maximum extent possible, without affecting the remaining terms and provisions of this Agreement or the validity or enforceability of any of the terms and provisions of this Agreement in any other jurisdiction.

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     12.08. Legal Fees. In the event of any disputes between Pacer or the
Company, on the one hand, and the Executive, on the other hand, arising under this Agreement and resolved by arbitration pursuant to Section 12.05 hereof, the prevailing party shall be entitled to receive from the other party its reasonable attorneys' fees and expenses incurred in connection with such dispute.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             PACER INFOTEC, INC.


                                             By: /s/ Sigmund H. Goldblum
                                                ----------------------------
                                                President


                                             IP HOLDING CO.


                                             By: /s/ Michael B. Alexander
                                                ----------------------------
                                                President


                                                /s/ Rudolph R. Koczera
                                             -------------------------------
                                                Rudolph R. Koczera